VBI Vaccines Announces Late-Breaker Poster Presentation at The Liver Meeting® 2019

CAMBRIDGE, Mass. (October 22, 2019) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the company’s abstract titled, “Rapid Increase in Anti-HBsAg Titers and Higher Seroprotection Rates in Adults Immunized with Sci-B-Vac Compared to a Monovalent Hepatitis B Vaccine: Results from PROTECT – a Double-Blind, Randomized, Controlled, Phase-3 Study,” has been selected for a late-breaker poster presentation at the American Association for the Study of Liver Diseases (AASLD) – The Liver Meeting®, on November 11, 2019.

Joanne Langley, M.D., Professor of Pediatrics and Community Health and Epidemiology, CIHR-GSK Chair in Pediatric Vaccinology, Dalhousie University, and Head of the Division of Infectious Disease, IWK Health Centre, and principal investigator of the PROTECT study, VBI’s Phase 3 double-blind, randomized study that enrolled 1,607 subjects, will present the poster which highlights the immunogenicity and safety data from PROTECT, detailing three key immunologic takeaways:

(1)	The successfully-met co-primary endpoints of (i) non-inferiority of seroprotection rate in all subjects age 18+ who received Sci-B-Vac compared to Engerix-B, and (ii) superiority of seroprotection rate in subjects age 45+ who received Sci-B-Vac compared to Engerix-B;
(2)	Rapid increase in anti-hepatitis B surface antigen (HBsAg) titers, with higher seroprotection rates in subjects who received Sci-B-Vac compared to Engerix-B at all time points, suggesting a more rapid onset of protection; and
(3)	5-8x higher antibody geometric mean concentration (GMC) in subjects who received Sci-B-Vac compared to Engerix-B, regardless of age, body mass index, diabetic status, and gender.

Presentation Details

-	Abstract #: LP13
-	Title: Rapid Increase in Anti-HBsAg Titers and Higher Seroprotection Rates in Adults Immunized with Sci-B-Vac Compared to a Monovalent Hepatitis B Vaccine: Results from PROTECT – a Double-Blind, Randomized, Controlled, Phase-3 Study
-	Session: Poster Session IV, Monday, November 11, 8 AM – 5:30 PM ET
-	Location: Hynes Convention Center, Hall B
-	Presentation Time: 12:30 – 1:30 PM ET

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with the only commercially-approved trivalent hepatitis B vaccine, Sci-B-Vac®, which is approved for use in Israel and 10 other countries and is currently in a Phase 3 program in the U.S., Europe, and Canada, and with an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. Integrating its cytomegalovirus (CMV) expertise with the eVLP platform technology, VBI’s lead eVLP program candidates include a prophylactic CMV vaccine candidate and a glioblastoma (GBM) vaccine immunotherapeutic candidate. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2019, and filed with the Canadian security authorities at sedar.com on February 25, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

Media and Investor Contact:

Nicole Anderson

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com